EXHIBIT 21

Subsidiaries of NetIQ Corporation

Subsidiary	Jurisdiction
Database Tools Development (Pty.) Ltd.	South Africa
Marshal International Limited	New Zealand
Marshal Software Europe Limited	United Kingdom
Marshal Software Limited	New Zealand
Marshal Software LLC	Georgia, USA
Mission Critical Software, GmbH	Germany
Mission Critical Software, Inc.	Delaware
NetIQ Asia Limited	Hong Kong
NetIQ Asia Pty. Ltd.	Singapore
NetIQ Benelux	Belgium
NetIQ Canada Corporation	Canada
NetIQ Denmark ApS	Denmark
NetIQ Deutschland GmbH	Germany
NetIQ do Brasil Ltda.	Brazil
NetIQ Europe Limited	Ireland
NetIQ France Sarl	France
NetIQ International Ltd. *	Cayman Islands
NetIQ Ireland Limited	Ireland
NetIQ Italia S.r.l.	Italy
NetIQ K.K.	Japan
NetIQ Korea Limited	Korea
NetIQ Ltd.	United Kingdom
NetIQ Nederland b.v.	The Netherlands
NetIQ Pty. Ltd.	Australia
NetIQ Software Espana S.L.	Spain
NetIQ Software International Limited	Cyprus
NetIQ Sweden AB	Sweden
PentaSafe Acquisition Corp.	Texas, USA
PentaSafe Distribution, Inc.	Delaware, USA
PentaSafe Security Technologies, A/S	Denmark
PentaSafe Security Technologies, GmbH	Germany
PentaSafe Security Technologies, Inc.	Texas, USA
PentaSafe Security Technologies, Ltd.	United Kingdom
PentaSafe Security Technologies, SAS	France
PentaSafe Services, Inc.	Delaware, USA
WebTrends UK Ltd. *	United Kingdom

*	Dissolved after fiscal year end